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                     March 13, 2023

       Sri Vanamali
       Chief Executive Officer
       GEX Management, Inc.
       662 W. Camp Wisdom Road
       Dallas, Texas 75237

                                                        Re: GEX Management,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed April 15,
2021
                                                            Amendment No. 1 to
Form 10-K for the Fiscal Year Ended December 31, 2021
                                                            Filed August 1,
2022
                                                            File No. 001-38288

       Dear Sri Vanamali:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services